                                   Montgomery


PERSONAL AND CONFIDENTIAL


November 18, 1996


CrossComm Corporation
450 Donald Lynch Boulevard
Marlboro, MA 01752

Attention: Mr. Tadeusz Witkowicz
           Chairman

Dear Tad:

     We are pleased to have been selected to assist you in the sale you are contemplating. This letter will set forth the understanding and agreement between Montgomery Securities ("us" or "Montgomery") and CrossComm Corporation ("you" or the "Company").

     You are engaging us as your exclusive representative and financial adviser for the purpose of identifying opportunities for maximizing shareholder value, which may include a sale of the Company or one of its four Divisions, Enterprise Products, Carrier Products, Services and Ethernet Switches (each, a "Division"); advising you concerning such opportunities; and if requested by you, participating on your behalf in negotiations resulting from these opportunities. For purposes of this agreement, the sale of the Company or a Division shall mean any transaction or related series or combination of transactions whereby, directly or indirectly, control of all or substantially all of the business or assets of the Company or a Division is acquired by a third party in a sale or exchange of stock, merger or consolidation, sale of assets or other similar transaction. The sale of a Division shall include the distribution or other transfer of the business or assets of the Division to the shareholders of the Company, by a dividend (i.e. spin-off) or otherwise.

     We will render to you whatever services are mutually agreeable in order to assist you in connection with these opportunities. In particular, we will assist you in the preparation of a descriptive memorandum concerning the Company or any Division with the understanding that you will be solely responsible for the contents of the memorandum and the memorandum shall not be made available to or used in discussions with prospective purchasers of the Company or a Division or their representatives by us until both the memorandum and its use for that purpose have been approved by you. We will develop, update from time to time, and review with you on an on-going basis a list of parties which might be interested in acquiring the Company or a Division and contact only parties which are approved by you. We will consult with and advise you concerning opportunities for the sale of the Company or a Division and, if requested by you, participate on your behalf in negotiations concerning the sale. We will also consult with you regarding the financial structure of any transaction. Further, we will develop and administer a "bidding" process if we both agree to such a process, will consult with you with respect to both competing bids, if any, and the financial, strategic and tactical aspects of the transaction as described in the agreements effecting the transaction and will assist you in the administration of the closing of any transaction.

     Finally, we will, if requested by you, render to the Company's board of directors our opinion with respect to the fairness from a financial point of view to the shareholders of the Company of the consideration to be received by such shareholders in a sale of the Company (or to the Company of the consideration to be received by the Company in a sale of a Division or Divisions) as of the date of the opinion (any such opinions being referred to herein as the "Opinion"). We will render the Opinion as of the date of the meeting of your board of directors to finally approve the sale of the Company (or Division, if applicable) and, if we mutually agree, as of the date of the mailing of the proxy statement and/or prospectus soliciting the approval of your shareholders and the date of the consummation of the sale of the Company. If this agreement expires or is terminated and a sale of the Company or all of the Divisions has not been consummated, we will provide the Company with a written report covering a summary of processes undertaken by us, potential buyers contacted, and the results of those efforts.

     In order for us to advise you effectively, it is necessary that you make available to us all information which we reasonably request in connection with the performance of our services, including information concerning the business, assets, operations or financial condition of the Company and the Divisions. You agree that we may rely upon the accuracy and completeness of such information without independent verification and are authorized to make appropriate use of such information.

     In addition, you agree to furnish to us the names of all parties with which you have had discussions or contacts concerning an acquisition of the Company or a Division within one year before or during the term of this engagement.

     Further, you agree to conduct any transaction in a manner which will comply in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations and also agree to be responsible for the completeness, accuracy and format of all information furnished to any prospective purchaser and furnish to a prospective purchaser any appropriate information which may be required by it in order to make a purchase decision.

     The term of our engagement will extend for one year from the date hereof; provided, however, that subject to the provisions regarding fees, either party may terminate our engagement at any time on 10 days prior written notice.

     As compensation for our services hereunder, you will pay us a retainer fee of $50,000 upon execution of this letter agreement. This retainer fee will be credited against the fee due to us upon consummation of the sale of the Company or a Division.

     Upon the delivery of any Opinion, you will pay us a fee in the amount of $100,000. Such fee will be credited against any fee due to us upon consummation of the sale of the Company or any Division, as provided in the paragraph below.

     If the sale of the Company or a Division or a minority interest in the Company or a Division is consummated, or if you reach a definitive agreement for a sale of the Company or a Division or a minority interest in the Company or a Division, during this engagement or at any time prior to one year following the termination date of this engagement, you will pay us a fee equal to the following amounts or percentages of the consideration involved in the sale, as the case may be:


Consideration                                                        Fee
-------------                                                        ---
(i)Sale of the Company:
   a)For the amount of consideration from the sale up             $400,000
  to the Company's cash and cash equivalents; plus
   b)For the Amount of Consideration (if any) Greater    3.5% of the Consideration
  than the Company's cash and cash equivalents.          above the amount of
                                                         Consideration equal to the
                                                         Company's cash and cash
                                                         equivalents.

(ii) For the sale of the Divisions of the Company,
     per Division:
Sale of Enterprise Products Division                              $400,000
Sale of Carrier Products Division                                 $400,000
Sale of Services Division                                         $300,000
Sale of Ethernet Switches Division                                $300,000


     For example, if the Company as a whole is sold for $100,000,000 and the cash and cash equivalents are $50,000,000 at the closing of the sale, then the fee would be $400,000 plus 3.5% of $50,000,000 (i.e. $1,750,000), in which case the total fee would be $2,150,000 (i.e., $400,000 plus $1,750,000).
Alternatively, if the Enterprise Products and Services Divisions were sold, the fee would be $400,000 plus $300,000, for an aggregate fee of $700,000. If the Enterprise Products Division were sold in one transaction and the rest of the Company were sold (including the cash and cash equivalents) in a separate transaction, then the fee would be $400,000 plus 3.5% of the consideration from the two sales in excess of the cash and cash equivalents. If the four Divisions were sold and the cash from these transactions as well as the cash and cash equivalents were then distributed to shareholders, the total fee would be $1,400,000 (the sum of $400,000, $400,000, $300,000 and $300,000). In cash case, our fee shall be payable in cash at the time a sale is consummated and shall be based upon consideration and cash and cash equivalents determined at that time. Our compensation is to be free and clear of any obligation that you may have to any other broker or finder.

     Consideration shall mean the sum of (i) the cash, market value of marketable equity securities, interests, options or warrants, fair value of unmarketable equity securities, interests, options or warrants, face amount of straight and convertible debt instruments or obligations issued or issuable (including any amounts paid into escrow) to you, your shareholders and optionholders, or a Division or any entity affiliated with you, your shareholders and optionholders, or a Division in connection with the sale, (ii) the amount of long-term indebtedness of the Company or a Division assumed directly or indirectly by an acquiring party or any entity affiliated with an acquiring party in connection with the sale, and (iii) the fair value of future payment obligations, absolute and contingent (e.g., earn-outs), arising in connection with the sale. Consideration shall be determined at the time the sale is consummated. For purposes of computing any fees payable to us hereunder, non-cash consideration shall be valued as follows: (a) publicly traded securities shall be valued at the average of their closing prices (as reported in the Wall Street Journal) for the five trading days prior to the closing of any transaction, and (b) any other non-cash consideration shall be valued at the fair market value thereof as mutually agreed upon by you and us.

     In addition to the foregoing fees, you agree to reimburse us for all reasonable out-of-pocket costs and expenses (including reasonable counsel fees) incurred by us in connection with the services to be rendered by us hereunder, whether or not a transaction is consummated or our services are terminated or completed. These expenses shall be billed by us and payable by you quarterly. In addition, in the event we are requested to appear at a judicial or administrative hearing in connection with this engagement, you will pay us a per diem fee of $2,000 per person per day and reimburse our reasonable out-of-pocket expenses in connection with such appearance.

     As we are acting on your behalf, it is our practice to obtain an indemnification and contribution agreement from you. That agreement is attached and incorporated by reference. The obligations contained in that agreement will remain operative regardless of any termination or completion of our services hereunder.

     We understand that you may request any Opinion be disclosed in a registration statement under the Securities Act of 1933 and/or a proxy statement in compliance with the Securities Exchange Act of 1934 prepared in connection with the transaction to which such Opinion relates. You are hereby authorized to disclose any such Opinion in full and refer to it in such documents provided that we expressly approve all statements in such documents with respect to us or relating to such Opinion. You agree to include in any such disclosure a statement that we do not admit that we are experts with respect to the registration statement or proxy statement/prospectus within the meaning of the term "experts" as used in the Securities Act of 1933. The Opinion will not be used or referred to by you, quoted or disclosed to any person (other than the Company's directors, executive officers and attorneys) in any manner for any other purpose without our express prior written consent.

     All notices or communications hereunder, except as otherwise provided by written notice, will be in writing and mailed or delivered as follows:

     If to Montgomery Securities:

            Montgomery Securities            ATTN:  Jack G. Levin, Esq.
            600 Montgomery Street
            San Francisco, CA 94111

     If to the Company:

            CrossComm Corporation            ATTN:  Tadeusz Witkowicz
            450 Donald Lynch Blvd.                  Chairman
            Marlboro, MA 01752

     Copy to:

            Hale and Dorr                    ATTN:  Philip P. Rossetti
            60 State Street                         Partner
            Boston, MA 02109

     This engagement agreement, together with the attached agreement on indemnification and contribution, contains our entire agreement concerning the proposed transaction and supersedes any prior understandings and agreements. This engagement agreement is made and shall be construed under and in accordance with the laws of the State of California (without reference to any principle of the conflict of laws). Any waiver of any right or obligation hereunder must be in writing signed by the party against whom such waiver is sought to be enforced.

     If the foregoing correctly sets forth out understanding and agreement, please sign in the space below and return it to us. We thank you for the opportunity to share in your business endeavors and are looking forward to a successful and mutually beneficial relationship.



                                         Very truly yours,

                                         MONTGOMERY SECURITIES

                                         By: /s/ M. Benjamin Howe
                                             -----------------------------------
                                             M. Benjamin Howe, Managing Director

Accepted and Agreed to on this 18th day of November, __1996:

CROSSCOMM CORPORATION

By: /s/ T. Witkowicz
    ---------------------------
    Tadeusz Witkowicz, Chairman